LETTER AGREEMENT

AMG GW&K High Yield Bond SMA Shares

Amended and Restated Distribution Agreement

June 3, 2026

AMG Distributors, Inc.

680 Washington Boulevard, Suite 500

Stamford, CT 06901

Attn: Keitha L. Kinne, Chief Operating Officer

Re:

Amended and Restated Distribution Agreement between AMG Distributors, Inc. (“AMGDI”) and AMG Funds (the “Trust”), dated as of September 17, 2015, as amended from time to time (the “Distribution Agreement”)

Ladies and Gentlemen:

The Trust hereby notifies you that it is creating a new series to be named AMG GW&K High Yield Bond SMA Shares (the “New Fund”), and that the Trust desires AMGDI to provide distribution services with respect to such New Fund pursuant to the terms and conditions of the Distribution Agreement. Attached as Schedule A is an amended and restated Appendix A to the Distribution Agreement.

Please acknowledge your agreement to provide the services contemplated by the Distribution Agreement to the New Fund and your agreement to amend the Distribution Agreement by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

AMG Funds

By:
Name: Thomas Disbrow
Title: Treasurer, Chief Financial Officer
and Principal Financial Officer

ACKNOWLEDGED AND ACCEPTED

AMG Distributors, Inc.

By:
Name: Keitha L. Kinne
Title: Chief Operating Officer

Date: June 3, 2026

Schedule A

AMENDED AND RESTATED APPENDIX A

AMG GW&K High Yield Bond SMA Shares

AMG GW&K Municipal Bond Fund

AMG GW&K Municipal Enhanced Yield Fund

AMG GW&K Municipal Enhanced SMA Shares

AMG GW&K Securitized Bond SMA Shares

AMG GW&K Small Cap Core Fund

AMG GW&K Small Cap Value Fund

AMG GW&K Small/Mid Cap Core Fund

AMG Renaissance Large Cap Growth Fund

AMG TimesSquare International Small Cap Fund

AMG TimesSquare Mid Cap Growth Fund

AMG TimesSquare Small Cap Growth Fund

AMG Yacktman Focused Fund

AMG Yacktman Fund

AMG Yacktman Global Fund

AMG Yacktman Special Opportunities Fund

Date: June 3, 2026